UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2023

GBT TECHNOLOGIES INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

2450 Colorado Ave., Suite 100E, Santa Monica, CA 90404

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 888-685-7336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 1.01 Entry Into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On July 20, 2023, GBT Technologies, Inc. (the “Company”) through its wholly owned subsidiary, Greenwich International Holdings, a Costa Rica corporation (“Greenwich”), entered into an Amended and Restated Joint Venture (the “2023 Tokenize Agreement”) with Magic Internacional Argentina FC, S.L. (“Magic”) and GBT Tokenize Corp (“GBT Tokenize”).

On March 6, 2020, the Company through Greenwich entered into a Joint Venture and Territorial License Agreement (the “2020 Tokenize Agreement”) with Tokenize-It, S.A. (“Tokenize”). Under the 2020 Tokenize Agreement, the parties formed GBT Tokenize and Tokenize contributed its technology portfolio as described in the 2020 Tokenize Agreement with each Tokenize and the Company owning 50% of GBT Tokenize. The purpose of GBT Tokenize is to develop, maintain and support source codes for its proprietary technologies including advanced mobile chip technologies, tracking, radio technologies, AI core engine, electronic design automation, mesh, games, data storage, networking, IT services, business process outsourcing development services, customer service, technical support and quality assurance for business, customizable and dedicated inbound and outbound calls solutions, as well as digital communications processing for enterprises and start-ups (“Technology Portfolio”). In addition to the Technology Portfolio, Tokenize contributed the services and resources for the development of the Technology Portfolio to GBT Tokenize. The Company contributed 2,000,000 shares of common stock.

On May 28, 2021, the parties agreed to amend the 2020 Tokenize Agreement to expand the territory granted for the Technology Portfolio under the license to GBT Tokenize to include the entire continental United States. The Company issued GBT Tokenize an additional 14,000,000 shares of common stock. On June 30, 2021, Tokenize and its shareholder assigned all their rights under the 2020 Tokenize Agreement, including the Company’s pledged 50% ownership in GBT Tokenize to Magic.

On April 11, 2022, the Company, through Greenwich, entered into a Master Joint Venture and Territorial License Agreement (the “2022 Tokenize Agreement”) with Magic and Tokenize which replaced the 2020 Tokenize Agreement. The Company issued GBT Tokenize an additional 150,000,000 shares of common stock of the Company.

GBT Tokenize has developed a vital device based on the Technology Portfolio that is ready for commercialization, as well as certain derivative technologies, which positioned GBT Tokenize to further develop or license certain code sources. On April 3, 2023, GBT Tokenize entered its first commercial transaction to date through the sale of the Avant-AI! technology that been developed by GBT Tokenize, based on the Technology Portfolio pursuant to which GBT Tokenize received 26,000,000 shares of common stock of Buyer’s shares – Avant Technologies, Inc.

The 2023 Tokenize Agreement restated and replaced the 2022 Tokenize Agreement. Pursuant to the 2023 Tokenize Agreement, as a result of the contribution of the Technology Portfolio by Tokenize and the subsequent contribution of services for the development of the Technology Portfolio by Tokenize and Magic, GBT Tokenize has been able to continue in operation, which has benefited the Company despite its contribution of 166 million shares of common stock valued at approximately $50,000. In order to maintain its 50% ownership interest in GBT Tokenize, the Company agreed to contribute its portfolio of intellectual property to GBT Tokenize and issue to GBT Tokenize 1,000 shares of Series I Preferred Stock (the “Series I Stock”) with a stated value of $35,000 per share which is convertible into common stock of the Company by dividing the stated value by the conversion price of $0.0035, which, if converted in full would result in the issuance of 10 billion shares of common stock of the Company. Further, the Series I Stock will vote on an as converted basis.

The Company pledged its 50% ownership in GBT Tokenize and its 100% ownership of Greenwich to Magic to secure its Technology Portfolio investment.

The offer, sale and issuance of the above securities was made to an accredited investor and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated there under with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sales were made to an accredited investor and transfer of the common stock will be restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended.

The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
4.1	Certificate of Designation – Series I Preferred Stock
10.1	Amended and Restated Joint Venture Agreement by and between GBT Technologies Inc., Greenwich International Holdings and Magic Internacional Argentina FC, S.L. dated July 20, 2023
10.3	Pledge Agreement by and between GBT Tokenize Corp. and Magic Internacional Argentina FC, S.L. dated July 20, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GBT TECHNOLOGIES INC.

		By:	/s/ Mansour Khatib
		Name:	Mansour Khatib
		Title:	Chief Executive Officer
Date:	July 21, 2023